As filed with the Securities and Exchange Commission on April 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PATTERSON-UTI ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1381	75-2504748
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Seth D. Wexler

General Counsel and Secretary

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With Copies to:

Stephen M. Gill

Douglas E. McWilliams

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Patterson-UTI Energy, Inc. Omnibus Incentive Plan	Common Stock, par value $0.01 per share	535,830(2)	$23.11(3)	$12,383,031(3)	$1,436

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional shares of the common stock, par value $0.01 per share (“Common Stock”), of Patterson-UTI Energy, Inc. (the “Company” or the “Registrant”) as may become issuable pursuant to adjustment provisions of the Patterson-UTI Energy, Inc. Omnibus Incentive Plan, as adopted, assumed, amended, and renamed by the Company, effective as of April 20, 2017 (the “Plan”).
(2)	Represents the number of shares of Common Stock issuable pursuant to the Plan, which was adopted, assumed, and amended by the Registrant in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 12, 2016, by and among the Registrant, Pyramid Merger Sub, Inc. (the “Merger Sub”), and Seventy Seven Energy Inc. (“SSE”), whereby Merger Sub merges with and into SSE, with SSE continuing as the surviving corporation and as a wholly owned subsidiary of the Registrant (the “Merger”). The Merger closed on April 20, 2017. On September 23, 2016, 2,200,000 shares of common stock of SSE were registered by SSE on Form S-8 (File No. 333-213763 ) (the “SSE S-8”) with respect to a prior version of the Plan (prior to its assumption, adoption and amendment by the Registrant, the “Prior Plan”). 535,830 shares of Common Stock are now being carried forward from the SSE S-8 (after applying the exchange ratio of 1.7851 pursuant to the Merger Agreement) and are registered hereby. All shares registered hereby are subject to outstanding awards originally made by SSE under the Prior Plan that have been assumed and adopted by the Registrant in connection with, and that continue to be outstanding after, the Merger.
(3)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price for 535,830 shares of Common Stock being registered hereby is based on a price of $23.11, the average of the high and low trading prices per share of Common Stock as reported on the NASDAQ Stock Market on April 19, 2017.

EXPLANATORY NOTE

In connection with the Merger Agreement, the Registrant has, effective as of April 20, 2017, assumed, adopted, and amended the Seventy Seven Energy Inc. 2016 Omnibus Incentive Plan, and has changed the name of such plan to the Patterson-UTI Energy, Inc. Omnibus Incentive Plan (as assumed, adopted and amended, the “Plan”). The only outstanding awards under the Plan at the time of the Merger and immediately prior to the assumption and adoption of the Plan by the Registrant were certain restricted stock units of SSE. All such outstanding awards were converted at the effective time of the Merger into comparable awards based on Common Stock, which were assumed and adopted by the Registrant and continue to be outstanding and governed by the Plan. The Registrant is filing this Registration Statement on Form S-8 to register 535,830 shares of Common Stock issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a) The Registrant’s Annual Report on Form 10-K (File No. 000-22664), filed with the Commission on February 13, 2017, for the fiscal year ended December 31, 2016, pursuant to Section 13(a) of the Exchange Act.

(b) The Registrant’s Amendment No. 1 to the Annual Report on Form 10-K/A (File No. 000-22664), filed with the Commission on March 13, 2017, for the fiscal year ended December 31, 2016, pursuant to Section 13(a) of the Exchange Act.

(c) All other reports filed by the Registrant with the Commission since December 31, 2016, pursuant to Section 13(a) or 15(d) of the Exchange Act.

(d) The description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s current report on Form 8-K, filed with the Commission on June 21, 2005, as such may be amended from time to time.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware, which is referred to herein as the “Delaware General Corporation Law.” Under Section 145 of the Delaware General Corporation Law, each director and officer of the Company may be indemnified by the Company against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings (other than a proceeding by or in the right of the Company) in which he or she is involved by reason of the fact that he or she is or was a director or officer of the Company if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer (i) may be indemnified by the Company only for expenses (including attorneys’ fees) but not for judgments, fines or amounts paid in settlements and (ii) may not be indemnified for expenses in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the Company unless a court determines otherwise.

The Company’s amended and restated bylaws and restated certificate of incorporation both provide for the indemnification of the Company’s directors and officers, to the fullest extent permitted by the Delaware General Corporation Law, for all liability and loss (including attorney’s fees) incurred in defending actions brought against them arising out of the performance of their duties. The Company’s restated certificate of incorporation also contains a provision that eliminates, subject to certain exceptions, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of each director of the Company to the Company and its stockholders for monetary damages for breaches of fiduciary duty as a director.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s restated certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Delaware General Corporation Law and the Company’s restated certificate of incorporation and amended and restated bylaws.

The Company has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company. The preceding discussion of the Company’s indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such indemnification agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit List of this Registration Statement (unless otherwise indicated therein as being incorporated by reference to another filing of the Registrant).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 21, 2017.

Patterson-UTI Energy, Inc.

By:	/s/ William Andrew Hendricks, Jr.
William Andrew Hendricks, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Andrew Hendricks, Jr. and John E. Vollmer III, or either of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on April 21, 2017.

Signature	Title

/s/ Mark S. Siegel Mark S. Siegel	Chairman of the Board

/s/ William Andrew Hendricks, Jr. William Andrew Hendricks, Jr. (Principal Executive Officer)	President and Chief Executive Officer

/s/ John E. Vollmer III John E. Vollmer III (Principal Financial and Accounting Officer)	Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer

/s/ Kenneth N. Berns Kenneth N. Berns	Director

/s/ Charles O. Buckner Charles O. Buckner	Director

/s/ Michael W. Conlon Michael W. Conlon	Director

/s/ Curtis W. Huff Curtis W. Huff	Director

/s/ Terry H. Hunt Terry H. Hunt	Director

/s/ Tiffany J. Thom Tiffany J. Thom	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Patterson-UTI Energy, Inc., as amended (filed August 9, 2004 as Exhibit 3.1 to Patterson-UTI Energy, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference).

4.2	Certificate of Amendment to the Restated Certificate of Incorporation of Patterson-UTI Energy, Inc., as amended (filed August 9, 2004 as Exhibit 3.2 to Patterson-UTI Energy, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference).

4.3	Second Amended and Restated Bylaws of Patterson-UTI Energy, Inc. (filed August 6, 2007 as Exhibit 3.3 to Patterson-UTI Energy, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and incorporated herein by reference).

4.4*	Patterson-UTI Energy, Inc. Omnibus Incentive Plan.

5.1*	Opinion of Vinson & Elkins LLP as to the validity of the shares of Patterson-UTI common stock being registered pursuant to this Registration Statement.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Patterson-UTI Energy, Inc.

23.2	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on signature pages to this Registration Statement).

*	Filed herewith.